Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 30th Day of December, 2008, by and between MPS GROUP, INC., a Florida corporation, and its successors (“Employer”), and RICHARD L. WHITE, a resident of the State of Florida (“Executive”) and amends and restates in its entirety that certain employment agreement between the parties dated January 1, 2003.

WHEREAS, the Employer and the Executive entered into an employment agreement dated January 1, 2003; and.

WHEREAS, the Employer and Executive wish to enter into an employment agreement, which agreement shall replace and thereby supersede all prior employment agreements and any amendments thereto previously executed between the Employer and Executive;

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants, and subject to the terms and conditions contained in this Agreement, the Employer and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Executive as President of its affiliate, Beeline.com Inc., and the affiliates, subsidiaries, and divisions thereof (hereinafter collectively referred to as “Beeline”), and in such other capacity with affiliates or business units of Employer as Employer may direct, and Executive hereby accepts employment by Employer, in accordance with and subject to the terms and conditions of this Agreement.

2. Duties and Authority. Executive shall be responsible for directing and managing areas of responsibility as assigned by the Employer from time to time, including, without limitation, directing and managing the affairs of one or more of the Employer’s affiliates or business units. Executive agrees to devote full time, attention and best efforts to the performance of these duties; provided, however, it shall not be considered a violation of the foregoing for Executive to assist in the affairs of corporate affiliates of Employer or to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.

3. Compensation. During the Term of this Agreement, Executive shall receive the following compensation:

A. Base Salary. A base salary shall be established by the Employer and payable in accordance with the Employer’s standard practice for other comparable executives. Executive’s base salary shall be subject to periodic review and adjustment by the Employer in accordance with the Employer’s compensation policies.

B. Incentive Compensation. A target incentive compensation opportunity shall be established periodically by the Employer under the Employer’s Executive Annual Incentive Plan (“Incentive Compensation.”), as amended from time to time, or pursuant to another or successor plan.

4. Stock Options. Employer shall continue to grant stock options from time to time in a manner consistent with that to which it grants such stock options generally to other senior executive officers of the Employer to purchase shares of the common stock of the Employer pursuant to the MPS Group, Inc. Amended and Restated 1995 Stock Option Plan, as amended from time to time, or pursuant to a newly established or successor plan.

A. Exercise. Any existing stock options held by Executive on the effective date or granted Executive after the effective date of this Agreement shall provide for:

(i)	exercisability of vested options (including those vested under paragraph 4.A.(ii) below) for two (2) years following the Executive’s termination of employment with the Employer (or if sooner, 10 years from date of grant of the option); and

(ii)	full vesting of options upon a Change in Control (as hereafter defined).

B. Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following events:

(i)	the acquisition by any person or persons (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) of legal or beneficial ownership of 35% or more of either (a) the then outstanding shares of common stock of the Employer or (b) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors;

(ii)	individuals who, as of the date hereof, constitute the Board of Directors of Employer (“Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board as of the date hereof;

(iii)	approval by the shareholders of the Employer of a reorganization, merger, or consolidation, in each case unless the shareholders of the Employer immediately before such reorganization, merger, or consolidation own, directly or indirectly, immediately following such reorganization, merger, or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

(iv)	approval by the shareholders of the Employer of (a) a complete liquidation or dissolution of the Employer, or (b) the sale or other disposition of more than 50% of the assets of the Employer within a twelve month period.

5. Benefits. To the extent not otherwise provided herein (it being the intent not to duplicate benefits) during the term of this Agreement, Employer shall provide the Executive with all vacation, retirement, welfare, deferred compensation, disability and other benefits provided in the Employer’s discretion generally to the Employer’s other senior executive officers. The Employer shall reimburse the Executive for all reasonable and necessary expenses incurred while conducting business in accordance with policies adopted by the Employer from time to time. Furthermore, the Employer may pay the Executive or a leasing company, at the Executive’s option, an auto allowance as may be established in the discretion of the Employer for an automobile used by the Executive for business purposes. The Executive acknowledges that pursuant to federal, state or local law, and regulations promulgated thereunder, the Employer may be required to report for tax purposes all or a portion of certain of the benefits and reimbursements provided in this Agreement as income in respect of the Executive. In all events, the aforementioned benefit and expense reimbursements will be made no later than the year following the year in which the expense was incurred. Notwithstanding any other provision of this Section 5 to the contrary, any expense reimbursed by the Employer in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Employer in any other taxable year.

6. Restrictive Covenants; Confidentiality. In consideration of the employment of Executive by Employer, and the opportunity for enhanced professional and remunerative opportunities by virtue of the terms hereof, Executive agrees as follows:

A. Non-Solicitation; Non-Compete. During Executive’s employment with Employer and for a period of two (2) years thereafter, whatever the reason for Executive’s termination or separation of employment from Employer, and unless Executive receives Employer’s advance written waiver, Executive shall not, either directly or indirectly, either on his or her own behalf or on behalf of another business, engage in or assist others in the following activities:

(i)	Soliciting, hiring, recruiting, or attempting to recruit, for any business competing with Employer or its affiliates, any person employed or contracted with by Employer or its affiliates at any time during the twelve (12) months immediately prior to Executive’s termination or separation of employment from Employer, and with whom Executive had contact during his employment with Employer;

(ii)	Soliciting or accepting, for any business which competes with Beeline, any business from any Beeline Client(s), for which services were provided or actively solicited by Beeline during the twelve (12) months immediately prior to Executive’s termination or separation of employment from Employer. For purposes of this provision, “Beeline Client(s)” are defined as those persons, businesses, governmental agencies and nonprofit organizations either currently doing business with Beeline at the time of the separation or termination of Executive’s employment from Employer or to which Beeline provided or actively solicited services during the twelve (12) months immediately prior to the separation or termination of Executive’s employment from Employer;

(iii)	Entering into, engaging in, being employed by, being connected to, consulting or rendering services for, any business which competes with, or is similar to, Beeline’s business, or business known to Executive as planned to be conducted by Beeline at the time of Executive’s termination or separation from employment with Employer. The non-compete restriction in this subsection shall apply throughout the United States; provided, however, if Employee is assigned a particular smaller geographic territory capable of measurement, and Employee works in that territory for at least 180 consecutive days prior to Employee’s termination or separation of employment from Employer, then the geographic restriction in this subsection shall apply to the lesser of the United States or the last precise territory in which Employee worked for at least 180 consecutive days. This Subsection 6.A.(iii) shall not restrict Executive from beneficial ownership representing an interest of less than five (5%) percent of the outstanding shares or other securities of a company traded on a recognized national or international stock exchange.

B. Non-Disclosure of Information. Executive will not at any time, during or after the term of this Agreement in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of the Employer, including, but not limited to, the names of any of its customers or prospective customers or any other information concerning the business of the Employer, its manner of operation, its plans, its vendors, its suppliers, its advertising, its marketing, its methods, its practices, or any other information of any kind, nature, or description, without regard to whether any or all of the foregoing matters would otherwise be deemed confidential, material, or important; provided, however that this provision shall not prevent disclosures by Executive to the extent such disclosures are (i) believed by the Executive, in good faith and acting reasonably, to be in the best interest of the Employer, (ii) of information that is public at the time of the disclosure (other than as a result of the Executive’s violation of this Subsection 6.B.), or (iii) as required by law or legal process (and, if the Executive is so required to disclose, Executive shall provide the Employer notice of such to allow the Company the opportunity to contest such disclosure).

7. Term; Termination of Employment.

A. Term. The term of employment hereunder shall begin on January 1, 2003 and continue for a period of indefinite duration, through and until this Agreement is terminated by either party in accordance with Section 7.B. of the Agreement (the “Term”).

B. Termination. Either party may terminate this Agreement for any or no reason in such party’s sole discretion upon providing to the other party at least ten (10) business days advance written notice of termination. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death. Additionally, if the Employer determines in good faith that the Executive has incurred a Disability, it may give the Executive written notice of its intention to terminate the Executive’s employment hereunder. In such event, the Executive’s employment with the Employer hereunder shall terminate effective on the later of (i) the date in the notice, (ii) the day after receipt of such notice by the Executive, or (iii) the date the Disability has been considered to occur; provided that, prior to such date, the Executive shall not have returned to full-time performance of the Executive’s duties. (For purposes of this Agreement, “Disability” shall have the meaning set forth in the Employer’s long term disability plan or policy covering the Executive and shall not be considered to have occurred until after the waiting period as required by such plan or policy).

C. Rights Upon Termination. Upon termination of the Executive’s employment for any reason during the Term of this Agreement, Executive shall be entitled to base salary and all benefits through the date of termination and to exercise stock options in accordance with Section 4.A.(i) hereof. Executive shall not be entitled to any bonus compensation upon termination for any incomplete periods or for future periods (except as otherwise expressly stated below in Section 7.D. hereof).

D. Separation Pay. If Executive’s employment hereunder is terminated during the Term, other than by the Executive for any reason, or other than by reason of the death or Disability of the Executive, or other than by reason of the Executive and the Employer entering into another continuing employment agreement, then Executive shall become entitled to receive separation pay equal to twelve (12) months of Executive’s latest base salary plus an amount equal to the Executive’s target bonus opportunity for purposes of Incentive Compensation for the year of termination, but only if Executive is meeting or exceeding agreed upon performance objectives for the year of termination and Executive’s termination was not caused or contributed to by, to the good faith belief of Employer, Executive having engaged in fraud, criminal conduct, insubordination, abuse of alcohol or illegal use of a controlled substance, or Executive having actively sought other employment, acted in a fashion to place Employer in disrepute, improperly fraternized with employees, partners or clients, or materially breached any term of this Agreement or any other agreement with Employer or its parent or affiliated companies (such entitlement herein the “Separation Pay”).

E. Payment of Separation Pay. The Separation Pay shall be paid in twelve (12) equal monthly installments payable beginning in the next calendar month following thirty (30) days after the date of your involuntary separation from service by the Company as set forth above in Section 7.D. hereof, and shall be due only upon your execution and delivery of a release of all claims against Employer, its parent company(ies), affiliates, officers and employees, in a form satisfactory to Employer within ten (10) days after the date of your separation from service, and the claims release having not been revoked pursuant to any revocation period applicable under the Older Worker’s Benefit Protection Act, or any similar federal or state law. Each such installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

8. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amounts provided for under this Agreement shall not be reduced by any compensation earned or benefits received by the Executive as the result of self-employment or employment by another employer or otherwise.

9. Tax Effect. If Independent Tax Counsel shall determine that the aggregate payments made, and benefits provided, to the Executive pursuant to this Agreement and any other payments, and benefits provided, to the Executive from the Employer, its affiliates and plans, which constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise

Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this Paragraph, “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Employer and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Employer.

A. If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment (“Gross-Up Underpayment”), and any such Gross-Up Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Employer.

B. The Executive shall notify the Employer in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. If the Employer notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim;

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii) cooperate with the Employer in good faith in order to effectively contest such claim; and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Employer shall control all proceedings taken in connection with such contest; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

C. If, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days, pay to the Employer the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

Payment of a Gross-Up Payment or a Gross-Up Underpayment shall be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

10. Mandatory Deductions. Any amounts to which Executive is entitled as compensation, bonus, merit bonus, or any other form of compensation subject to withholding, shall be subject to usual deduction for appropriate federal, state, and local income and employment tax obligations of Executive.

11. Notices. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of receipt, if delivered personally to the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other:

If to Employer:

MPS Group, Inc.

Attn: Chief Legal Officer

1 Independent Drive

Jacksonville, Florida 32202

If to Executive:

Richard L. White

at the then current address of the Executive

appearing in the corporate records of Employer

12. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including, but not limited to, any and all prior employment agreements and related amendments entered into between the Employer and the Executive. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

13. Waiver. The waiver by one party of a breach of any of the provisions of this Agreement by the other shall not be construed as a waiver of any subsequent breach.

14. Attorney’s Fees. In the event of litigation or other dispute resolution proceeding involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other all fees, costs and expenses incurred in connection therewith, including attorney’s fees through appeal. In order to comply with Section 409A of the Code, in no event shall the payments by the Employer under this Section 14 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Executive’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

15. Tax Withholding. The Employer shall have the right to deduct from all benefits and/or payments under the Agreement any taxes required by law to be paid or withheld with respect to such benefits or payments.

16. Governing Law; Venue. The Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Duval County, Florida, shall be proper venue for any litigation arising out of this Agreement.

17. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

18. Assignability. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

19. Arbitration. The parties agree that any dispute between them arising from the rights or duties under this Agreement or Executive’s employment, including, without limitation, any termination thereof, shall be resolved exclusively by binding arbitration before a single arbitrator according the to the appropriate rules of the American Arbitration Association. The parties agree that any such arbitration shall be conducted exclusively within Jacksonville, Duval County, Florida. The parties agree that the decision of the arbitrator shall be final, binding and shall be enforceable in any court of competent jurisdiction. The sole exception to the foregoing is that the Employer may seek equitable or injunctive relief in a court of competent jurisdiction to redress irreparable harm resulting from what Employer believes in its sole discretion is a breach or threatened breach of any part of Section 6 of this Agreement.

20. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for more than one such counterpart.

22. Code Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment to be made to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Richard L. White

EMPLOYER:

By:	/s/ Gregory D. Holland
Name:	Gregory D. Holland
Title:	Senior Vice President, Chief Legal Officer, and Secretary

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